Exhibit 99.1

Integral Ad Science Acquires Connected TV Advertising Leader Publica

Accelerates Next Evolution of Its Publisher Business and Plans to Build Global Addressable CTV Ad Platform

NEW YORK – AUGUST 10, 2021 – Integral Ad Science (Nasdaq: IAS), a global leader in digital media quality, today announced that it has acquired Publica, the connected TV (CTV) advertising platform, in a cash and stock transaction valued at $220 million. With this acquisition, IAS is accelerating its CTV strategy to help publishers better monetize their video programming across CTV devices, while building new tools to provide advertisers with much-needed transparency into the quality of this inventory.

“CTV viewership and programmatic advertising have skyrocketed, and by acquiring Publica we’re accelerating our growth to offer publishers the tools to capitalize on this opportunity,” said Lisa Utzschneider, CEO, IAS. “Advanced data and technology will fuel the future of addressable CTV advertising. Now video publishers can increase their revenue, and in the future we will help advertisers with a trusted way to measure the results of their growing CTV budgets. In fact, Publica reports that publishers using its platform have seen on average a 30% lift in yield for their CTV inventory. I welcome Ben and the Publica team as we innovate together to increase CTV advertising quality and impact.”

eMarketer estimates that advertisers will invest over $13.4 billion into CTV this year, growing to surpass $24.7 billion by 2024. By acquiring Publica’s leading technology platform and its proprietary data assets, IAS will help transform CTV advertising by enabling publishers to successfully monetize their video programming, while providing advertisers with a new way to access brand safe and suitable inventory. Publica powers exceptional ad experiences for streaming audiences on their TV screens, connects supply-side platforms (SSPs) to unique CTV inventory, and helps increase publisher yield. Through the acquisition, IAS’s CTV offerings will now include Publica’s unified auction, over-the-top (OTT) header bidding for programmatic buying, audience management, campaign management, server-side ad insertion (SSAI), ad pod automation, and advanced analytics. This acquisition expands IAS’s current CTV capabilities, which include the industry’s first CTV verification solution for global invalid traffic (IVT) and viewability across programmatic and direct buying on all apps and providers. IAS plans to introduce a comprehensive brand safety and suitability solution for CTV advertisers and publishers in the coming months, bolstered by Publica’s existing platform and CTV content data.

“Audiences have already switched to watching CTV and more ad-supported content than ever; by joining IAS, we’re offering a trusted platform for brands and publishers to drive more ad dollars towards CTV,” said Ben Antier, Co-Founder & CEO, Publica. “We have a joint vision to transform CTV advertising with a data-driven approach that benefits the entire industry, while delivering an exceptional user experience.”

Publica delivers over 3 billion ads on CTV every month. By acquiring Publica, IAS adds a talented team with decades of experience building leading video and CTV advertising products, while delivering results for some of the world’s largest publishers. Publica co-Founder and CEO, Ben Antier, now will report directly to IAS CEO Lisa Utzschneider. The Publica brand will become part of IAS’s product portfolio.

Terms and Financial Impact

Under the terms of the agreement, IAS has acquired Publica in a transaction valued at $220 million, consisting of approximately 75% in cash consideration and 25% in IAS stock. IAS will discuss the acquisition’s anticipated contribution to its financial outlook when it reports second quarter 2021 results on August 12.

About Integral Ad Science

Integral Ad Science (IAS) is a global leader in digital media quality. IAS makes every impression count, ensuring that ads are viewable by real people, in safe and suitable environments, activating contextual targeting, and driving supply path optimization. Our mission is to be the global benchmark for trust and transparency in digital media quality for the world’s leading brands, publishers, and platforms. We do this through data-driven technologies with actionable real-time signals and insight. Founded in 2009 and headquartered in New York, IAS works with thousands of top advertisers and premium publishers worldwide. For more information, visit integralads.com.

About Publica

Publica is a leading Connected TV (CTV) ad platform and works with many of the world’s biggest broadcasters, TV manufacturers, and OTT apps. Headquartered in Palo Alto, Publica provides solutions for publishers to maximize their revenue across their CTV inventory through key solutions including a Unified Auction, Ad Pod Management, Audience Management, and Server-Side Ad Insertion (SSAI). Publica serves over 3 billion ads on CTV every month, delivering quality ad experiences for Crunchyroll, E. W. Scripps, Fox, IGN, MLB, Philo, Samsung, ViacomCBS, XUMO, and more. For more information, visit https://getpublica.com/

Forward-Looking Statements

This press release includes “forward-looking statements,” including expected advantages and benefits of the acquisition on IAS’s offerings and business, the expected impact of the transaction on IAS’s results for 2021 and beyond, as well as expected financial results of Publica. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond IAS’s control. The forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and IAS does not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

Media Contact

Julie Nicholson

jnicholson@integralads.com

Investor Contact

Lally Zirkle

Investor Relations at IAS

Jonathan Schaffer and Cameron Felton

The Blueshirt Group, for IAS

ir@integralads.com